Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

CONTACT:	Tom Beermann (media)	Kevin Sellers (investors)
408-765-6855	480-363-2642
tom.beermann@intel.com	kevin.k.sellers@intel.com

Intel Prices Offering of $1.75 Billion of 3.25 Percent

Junior Subordinated Convertible Debentures

SANTA CLARA, Calif., July 21, 2009 – Intel Corporation today announced the pricing of its offering of $1.75 billion principal amount of 3.25 percent junior subordinated convertible debentures due 2039. The debentures were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close July 27, 2009. Intel has also granted to the initial purchasers of the debentures the right to purchase up to an additional $250 million principal amount of debentures to cover overallotments. Intel intends to seek a rating for the debentures promptly following the offering.

Interest will be payable on the debentures semiannually at a rate of 3.25 percent per annum. In addition to regular interest, beginning on Aug. 1, 2019, contingent interest will accrue in certain circumstances relating to the trading price of the debentures. In certain circumstances, the debentures will be convertible into cash up to their principal amount and any conversion value above the principal amount will, at Intel’s option, be settled with shares of Intel common stock or cash. The initial conversion rate for the debentures is 44.0917 shares of common stock per $1,000 principal amount of the debentures, which is equal to a conversion price of approximately $22.68 per share, representing a 20 percent conversion premium based on the closing price of Intel’s common stock of $18.90 per share on July 21, 2009. The debentures mature Aug. 1, 2039.

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Intel may not redeem the debentures prior to Aug. 5, 2019, except in connection with certain tax-related events. On or after Aug. 5, 2019, Intel may redeem for cash all or a part of the debentures if the last reported sale price of its common stock has been at least 150 percent of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which Intel provides notice of redemption. The redemption price will equal 100 percent of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including any contingent interest or additional interest, if any, to but excluding the purchase date. Intel may also redeem all or a part of the debentures for cash on or prior to July 27, 2010 at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

Intel intends to use up to $1.5 billion of the net proceeds to purchase shares of its common stock concurrently with, or shortly after, pricing of the debentures from institutional investors in negotiated transactions through one or more of the initial purchasers, as Intel’s agent and under an accelerated stock repurchase program with one of the initial purchasers. The other party to the accelerated stock repurchase program may purchase or sell Intel common stock in the secondary market during the term of the accelerated stock repurchase agreement to hedge its position. Transactions effected as part of such repurchases could affect or maintain the market price of Intel’s common stock. Intel intends to use the remainder of the proceeds for general corporate purposes. If the initial purchasers exercise their overallotment option, Intel may use a portion of the net proceeds from the sale of additional debentures to repurchase additional shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. Intel does not undertake any

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obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel is a registered trademark of Intel Corporation in the United States and other countries.